Exhibit 99.1

Baker Hughes Company Announces First Quarter 2020 Results
•Orders of $5.5 billion for the quarter, down 20% sequentially and down 3% year-over-year
•Revenue of $5.4 billion for the quarter, down 15% sequentially and down 3% year-over-year
•GAAP operating loss of $16,059 million for the quarter, down sequentially and year-over-year
•Adjusted operating income (a non-GAAP measure) of $240 million for the quarter, down 56% sequentially and down 12% year-over-year
•GAAP diluted loss per share of $(15.64) for the quarter which included $15.75 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.11.
•Cash flows generated from operating activities were $478 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $152 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c in the section entitled "Charges & Credits" for a reconciliation of GAAP to non-GAAP financial measures. Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
LONDON & HOUSTON (April 22, 2020) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the first quarter of 2020.

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Orders	$5,532	$6,944	$5,693	(20)%	(3)%
Revenue	5,425	6,347	5,615	(15)%	(3)%
Operating income (loss)	(16,059)	331	176	U	U
Adjusted operating income (non-GAAP)	240	546	273	(56)%	(12)%
Net income (loss) attributable to Baker Hughes	(10,210)	48	32	U	U
Adjusted net income (non-GAAP) attributable to Baker Hughes	70	179	76	(61)%	(8)%
EPS attributable to Class A shareholders	(15.64)	0.07	0.06	U	U
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.11	0.27	0.15	(59)%	(27)%
Cash flow from operating activities	478	1,357	(184)	(65)%	F
Free cash flow (non-GAAP)	152	1,053	(419)	(86)%	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“Despite a volatile macro environment driven by a significant decline in oil prices and the COVID-19 pandemic, we produced solid results in our Turbomachinery & Process Solutions (TPS) and Oilfield Services (OFS) businesses and generated over $150 million of free cash flow despite typical seasonal headwinds in the first quarter. The strength of our Company and diversity of our portfolio are most apparent in times like these. Our coordinated crisis response, continued execution for customers and shareholders, and strong balance sheet all reflect the best of Baker Hughes. I am extremely proud of our team for their focus and perseverance through an extraordinary set of circumstances,” said Lorenzo Simonelli, Baker Hughes Chairman and Chief Executive Officer.

“During the first quarter, the macro environment changed rapidly. The sudden demand shock from COVID-19 combined with rising global oil supply drove a 67% decline in oil prices during the first quarter. Looking forward, the outlook for oil and gas demand and supply appears equally uncertain, and it will largely be driven by the pace of economic recovery from the COVID-19 pandemic and the supply response that ultimately materializes.

“To navigate this challenging environment, we have taken decisive actions in an effort to cut costs, accelerate structural changes, and deploy technology and optimize processes that can lower costs for our customers. This includes reducing capital expenditures by more than 20% versus 2019, executing a restructuring plan to right size our operations for anticipated activity levels and market conditions, as well as continuing to deliver on our portfolio evolution strategy. While accelerated, these actions are in line with broader changes that we outlined previously to improve margins and operating efficiency.

“As we look forward, Baker Hughes’ portfolio remains uniquely positioned to navigate the challenging market environment. Our strong backlog of longer-cycle projects and aftermarket services provides greater stability as our shorter-cycle businesses encounter pressure from the dramatic declines in activity. We remain committed to delivering critical technology that helps our customers operate more efficiently, lowering their cost and improving their outcomes,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Quarter Highlights

Despite unprecedented market challenges, the Company continued to execute on its priorities in the quarter. The early stages of this downturn have also encouraged innovative, cost-saving technologies and new ways of working with a growing number of customers around the world.

Supporting our Customers

In the first quarter, Baker Hughes’ OFS segment delivered 60% of its global drilling services jobs remotely and 150 remote wireline jobs across five regions. In North America, the team delivered 125 mile-a-day wells using remote services and set a new customer record by drilling 9,487 feet, or 1.8 miles, in a 24-hour period 100% remotely. After establishing a successful remote drilling track record in North America, the North Sea, and China, the team is expanding our capabilities globally to improve efficiencies and lower costs for its customers.

In another example, the TPS segment helped move our customer’s project forward in the quarter by conducting the first remote string test, a critical process required to ensure the engineering, functionality and performance of the Company’s turbomachinery equipment prior to installation. TPS performed a virtual string test on the first compression train for Venture Global’s Calcasieu Pass project using cutting-edge virtual technology to connect 21 experts in five cities around the world to facilitate, run and observe the test while maintaining safe working practices due to COVID-19.

Executing on Priorities

Despite challenged market dynamics, OFS continued to strengthen its position in important international markets, including several large multi-year drilling and completions contracts for projects across the Middle East. This includes a five-year contract to provide data visualization services using its WellLink™ Real-Time platform to gather, transmit, store and display upstream field data, which enables greater operational efficiency, safety, and performance across its drilling operations. OFS also secured a second five-year contract to provide drill bits for a project in Kuwait, and multiple contracts to provide liner hangers and intelligent completions systems for different customers across the region.

In addition, OFS was awarded a multi-year artificial lift contract by a major global operator in Sub-Sahara Africa. Under the contract, Baker Hughes will provide electrical submersible pumps, as well as installation, monitoring, repair and maintenance services for 100% of the customer’s artificial lift scope.

Baker Hughes’ Oilfield Equipment (OFE) segment also continued to gain traction in the quarter with Subsea Connect solutions, securing several contracts with Equinor in Norway. This includes a contract to provide spare and replacement flexible pipe systems, including risers, flowlines, and topside jumpers across multiple fields in the Norwegian Continental Shelf (NCS). In addition, OFE booked a second contract with Equinor to provide subsea production equipment and services in the North Sea. These two awards build on the strong relationship with the customer and help to expand OFE’s presence in an important market.

Baker Hughes' TPS segment continued the momentum in its offshore production business in the quarter, securing six contracts to supply turbomachinery equipment for three floating production, storage and offloading (FPSO) units offshore Brazil. This includes a combined cycle solution together with High Pressure compression, which is an industry first for an FPSO, and will help the customer to significantly reduce its carbon footprint. Across all of the secured projects, TPS will provide LM2500+G4 gas turbines,

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
steam generators and turbines, electric motor-driven compressors, and related turbomachinery equipment.

Leading with Innovation

Baker Hughes remains committed to innovation and being at the forefront of the energy transition. In the first quarter, the Company continued to drive advancements in energy technology to support customers in their goals. In February, Baker Hughes and C3.ai announced the second jointly developed application from the BakerHughesC3.ai joint venture alliance, called BHC3 Production Optimization. The AI-based solution allows well operators to view real-time production data, better project future production, and help optimize operations for improved oil and gas production rates.

Amidst the COVID-19 pandemic, the Company has also supported communities where it operates globally. Baker Hughes has been working collaboratively with partners to identify, test and now safely deliver 3D-printed parts critical for protective gear needed by first responders. Baker Hughes is committed to this effort to apply the highest and best use of unique 3D-printing capabilities. All design time, labor and parts are being donated by Baker Hughes.

In addition, Baker Hughes’ Digital Solutions (DS) segment continues to support customers in a number of end markets outside of oil and gas, including the medical field. DS’ Waygate Technologies business leveraged its industrial X-ray and CT systems to work with digital manufacturing company 3D Systems to develop open-source CAD files for previously unproduceable ventilator parts, allowing additive manufacturers to produce ventilators faster than typical production methods.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Oilfield Services	$3,147	$3,284	$2,997	(4)%	5%
Oilfield Equipment	492	1,104	766	(55)%	(36)%
Turbomachinery & Process Solutions	1,394	1,910	1,271	(27)%	10%
Digital Solutions	500	645	659	(23)%	(24)%
Total	$5,532	$6,944	$5,693	(20)%	(3)%
Orders for the quarter were $5,532 million, down 20% sequentially and down 3% year-over-year. The sequential decline was a result of lower order intake across all segments, primarily driven by seasonal declines in Oilfield Equipment and Turbomachinery & Process Solutions. Equipment orders were down 34% sequentially and service orders were down 9%.
Year-over-year, the decline in orders was driven by Digital Solutions and Oilfield Equipment, partially offset by year-over-year growth in Turbomachinery & Process Solutions and Oilfield Services. Year-over-year equipment orders were down 4% and service orders were down 2%.
The Company's total book-to-bill ratio in the quarter was 1.0; the equipment book-to-bill ratio in the quarter was 1.0.
Remaining Performance Obligations (RPO) in the first quarter ended at $22.7 billion, a decrease of $0.2 billion from the fourth quarter of 2019. Equipment RPO was $7.9 billion, down 3% sequentially. Services RPO was $14.9 billion, flat sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Oilfield Services	$3,139	$3,292	$2,986	(5)%	5%
Oilfield Equipment	712	765	735	(7)%	(3)%
Turbomachinery & Process Solutions	1,085	1,632	1,302	(33)%	(17)%
Digital Solutions	489	659	592	(26)%	(17)%
Total	$5,425	$6,347	$5,615	(15)%	(3)%
Revenue for the quarter was $5,425 million, a decrease of 15%, sequentially. The decline was a result of seasonal declines across all segments.
Compared to the same quarter last year, revenue was down 3%. The primary driver of the decline was lower market activity.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Oilfield Services	$206	$235	$176	(12)%	17%
Oilfield Equipment	(8)	16	12	U	U
Turbomachinery & Process Solutions	134	305	118	(56)%	13%
Digital Solutions	29	109	68	(73)%	(57)%
Total segment operating income	361	665	373	(46)%	(3)%
Corporate	(122)	(118)	(100)	(3)%	(21)%
Goodwill impairment	(14,773)	—	—	U	U
Inventory impairment	(160)	—	—	U	U
Restructuring, impairment & other charges	(1,325)	(159)	(62)	U	U
Separation and merger related	(41)	(57)	(34)	(28)%	22%
Operating income (loss)	(16,059)	331	176	U	U
Adjusted operating income*	$240	$546	$273	(56)%	(12)%
*Non-GAAP measure.
"U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating loss for the first quarter of 2020 was $16,059 million. Operating loss increased $16,390 million sequentially and increased $16,235 million year-over-year. Total segment operating income was $361 million for the first quarter of 2020, down 46% sequentially and down 3% year-over-year.
Operating income for the quarter was negatively impacted by approximately $100 million as a result of the COVID-19 pandemic. This impact was driven primarily by supply chain disruptions and lower direct sales into the Asia Pacific and Europe regions.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2020 was $240 million, which excludes adjustments totaling $16,299 million before tax, mainly related to asset impairments, restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the first quarter was down 56% sequentially, driven by seasonal declines across all segments. Adjusted operating income was down 12% year-over-year driven by lower margins in Digital Solutions and Oilfield Equipment, partially offset with margin expansion in Turbomachinery & Process Solutions and Oilfield Services
Depreciation and amortization for the first quarter of 2020 was $355 million.
Corporate costs were $122 million in the first quarter of 2020, up 3% sequentially and up 21% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Other Financial Items

Income tax expense in the first quarter of 2020 was $5 million.

GAAP diluted loss per share was $(15.64). Adjusted diluted earnings per share were $0.11. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b. In the first quarter of 2020, in response to the impact on our business from the significant decline in oil and gas prices and the COVID-19 pandemic, we recorded restructuring, impairment, and other charges, including inventory impairments and separation related charges, totaling $1,526 million primarily related to product line rationalization and reducing headcount in certain geographical locations. In addition, we recorded a non-cash goodwill impairment charge in our Oilfield Services and Oilfield Equipment segments totaling $14,773 million.

Cash flow from operating activities were $478 million for the first quarter of 2020. Free cash flow (a non-GAAP measure) for the quarter was $152 million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $325 million for the first quarter of 2020.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Revenue	$3,139	$3,292	$2,986	(5)%	5%
Operating income	$206	$235	$176	(12)%	17%
Operating income margin	6.6%	7.1%	5.9%	(0.6)pts	0.7pts
Oilfield Services (OFS) revenue of $3,139 million for the first quarter decreased by $153 million, or 5%, sequentially.
North America revenue was $1,018 million, down 2% sequentially. International revenue was $2,121 million, a decrease of 6% sequentially, driven by Latin America, Asia Pacific, and the Middle East. From a product line perspective, the sequential decline of 5% in OFS was driven primarily by international Pressure Pumping, Drilling Services, Artificial Lift, and Completions.
Segment operating income before tax for the quarter was $206 million. Operating income for the first quarter of 2020 was down $28 million, or 12%, sequentially, primarily driven by seasonally lower volume, unfavorable foreign exchange, and impacts from COVID-19 .
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Orders	$492	$1,104	$766	(55)%	(36)%
Revenue	$712	$765	$735	(7)%	(3)%
Operating income (loss)	$(8)	$16	$12	U	U
Operating income margin	(1.1)%	2.1%	1.6%	(3.2)pts	(2.7)pts
Oilfield Equipment (OFE) orders were down $274 million, or 36%, year-over-year, driven primarily lower orders in Subsea Production Systems and Services businesses. Equipment orders were down 51% driven by lower order volume in the Subsea Production Systems business, partially offset by higher orders in the Flexible Pipe Systems and Drilling Systems businesses. Services orders were down 9%.
OFE revenue of $712 million for the quarter decreased $23 million, or 3%, year-over-year. The decline was driven by lower volume in the Surface Pressure Control and Services businesses. These decreases were partially offset by higher volume in the Subsea Production Systems and Flexible Pipe businesses.
Segment operating loss before tax for the quarter was $8 million, down $20 million year-over-year. The decline was driven primarily by impacts from COVID-19, lower volume and lower cost productivity.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Orders	$1,394	$1,910	$1,271	(27)%	10%
Revenue	$1,085	$1,632	$1,302	(33)%	(17)%
Operating income	$134	$305	$118	(56)%	13%
Operating income margin	12.3%	18.7%	9.1%	(6.4)pts	3.3pts
Turbomachinery & Process Solutions (TPS) orders were up 10% year-over-year. Equipment orders were up 8% and service orders were up 11%.
TPS revenue of $1,085 million for the quarter decreased $217 million, or 17%, year-over-year. The decrease was driven by lower equipment and services revenue as well as business dispositions, partially offset by higher revenue in the Flow and Process Technologies business. Equipment revenue in the quarter represented 32% of total segment revenue, and Service revenue represented 68% of total segment revenue.
Segment operating income before tax for the quarter was $134 million, up $16 million, or 13%, year-over-year. The increase was driven primarily by business mix and cost productivity, partially offset by lower volume.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	March 31, 2020	December 31, 2019	March 31, 2019	Sequential	Year-over-year
Orders	$500	$645	$659	(23)%	(24)%
Revenue	$489	$659	$592	(26)%	(17)%
Operating income	$29	$109	$68	(73)%	(57)%
Operating income margin	6.0%	16.6%	11.5%	(10.5)pts	(5.5)pts
Digital Solutions (DS) orders were down 24% year-over-year, driven primarily by lower order intake across all businesses driven by COVID-19.
DS revenue of $489 million for the quarter decreased 17% year-over-year, mainly driven by lower volume across most businesses, as a result of COVID-19.
Segment operating income before tax for the quarter was $29 million, down 57% year-over-year. The decrease year-over-year was primarily driven by the impact of COVID-19.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Charges & Credits
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Operating income (loss) (GAAP)	$(16,059)	$331	$176
Separation, merger & integration related	41	57	34
Goodwill impairment	14,773	—	—
Restructuring, impairment & other	1,325	159	62
Inventory impairment	160	—	—
Total operating income adjustments	16,299	216	97
Adjusted operating income (non-GAAP)	$240	$546	$273
Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income

	Three Months Ended
(in millions, except per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019
Net income (loss) attributable to Baker Hughes (GAAP)	$(10,210)	$48	$32
Total operating income adjustments (identified items)	16,299	216	97
Tax on total adjustments	(84)	(9)	(9)
Total adjustments, net of income tax	16,215	207	88
Less: adjustments attributable to noncontrolling interests	5,935	76	44
Adjustments attributable to Baker Hughes	10,280	131	44
Adjusted net income attributable to Baker Hughes (non-GAAP)	$70	$179	$76

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	654	653	516
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.11	$0.27	$0.15
Table 1b reconciles net income (loss) attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Cash flow from operating activities (GAAP)	$478	$1,357	$(184)
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(325)	(304)	(235)
Free cash flow (non-GAAP)	$152	$1,053	$(419)
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.
Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2020	2019
Revenue	$5,425	$5,615
Costs and expenses:
Cost of revenue	4,670	4,639
Selling, general and administrative	675	704
Goodwill impairment	14,773	—
Restructuring, impairment and other	1,325	62
Separation and merger related	41	34
Total costs and expenses	21,484	5,439
Operating income (loss)	(16,059)	176
Other non operating income (loss), net	25	21
Interest expense, net	(59)	(59)
Income (loss) before income taxes	(16,093)	138
Provision for income taxes	(5)	(67)
Net income (loss)	(16,098)	71
Less: Net income (loss) attributable to noncontrolling interests	(5,888)	39
Net income (loss) attributable to Baker Hughes Company	$(10,210)	$32

Per share amounts:
Basic and diluted income (loss) per Class A common share	$(15.64)	$0.06

Weighted average shares:
Class A basic	653	515
Class A diluted	653	516

Cash dividend per Class A common share	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents (1)	$3,010	$3,249
Current receivables, net	6,148	6,416
Inventories, net	4,534	4,608
All other current assets	961	949
Total current assets	14,653	15,222
Property, plant and equipment, less accumulated depreciation	5,997	6,240
Goodwill	5,878	20,690
Other intangible assets, net	4,576	5,381
Contract and other deferred assets	1,826	1,881
All other assets	4,299	3,955
Total assets (1)	$37,229	$53,369
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,991	$4,268
Short-term debt and current portion of long-term debt (1)	210	321
Progress collections and deferred income	3,196	2,870
All other current liabilities	2,744	2,555
Total current liabilities	10,141	10,014
Long-term debt	6,285	6,301
Liabilities for pensions and other employee benefits	1,025	1,079
All other liabilities	1,793	1,476
Equity	17,985	34,499
Total liabilities and equity	$37,229	$53,369

(1)Total assets include $156 million and $273 million of assets held on behalf of GE, of which $106 million and $162 million is cash and cash equivalents and $50 million and $111 million is investment securities at March 31, 2020 and December 31, 2019, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2020	2019
Cash flows from operating activities:
Net income (loss)	$(16,098)	$71
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	355	350
Goodwill impairment	14,773	—
Other asset impairments	1,103	—
Working capital	183	(394)
Other operating items, net	162	(211)
Net cash flows from (used in) operating activities	478	(184)
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(325)	(235)
Other investing items, net	7	(21)
Net cash flows used in investing activities	(318)	(256)
Cash flows from financing activities:
Net repayment of borrowings	(115)	(48)
Dividends paid	(118)	(93)
Distributions to GE	(68)	(94)
Other financing items, net	(26)	3
Net cash flows used in financing activities	(327)	(232)
Effect of currency exchange rate changes on cash and cash equivalents	(72)	22
Decrease in cash and cash equivalents	(239)	(650)
Cash and cash equivalents, beginning of period	3,249	3,723
Cash and cash equivalents, end of period	$3,010	$3,073

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:00 a.m. Eastern time, 8:00 a.m. Central time on Wednesday, April 22, 2020, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2019 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Restructuring - Our restructuring plans may not be successful and achieve the expected result; continued deterioration of market conditions, whether due to the continued spread of COVID-19 or other events could result in further restructuring costs and impairments.

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2020 Results
Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 910-515-7873
Thomas.millas@bakerhughes.com